Exhibit 4.3

DESCRIPTION OF SHARE CAPITAL

Norwegian Cruise Line Holdings Ltd. (“NCLH” or the “Company”)  was incorporated on February 21, 2011 as a Bermuda exempted company organized under the Companies Act 1981 of Bermuda (the “Companies Act”). We are registered with the Registrar of Companies in Bermuda under registration number 45125. Our registered office is located at Walkers Corporate (Bermuda) Limited, Park Place, 3rd Floor, 55 Par-la-Ville Road, Hamilton HM 11, Bermuda. The rights of our shareholders are governed by Bermuda law, our memorandum of association and our amended and restated bye-laws, which we refer to as our “bye-laws.” The Companies Act differs in some material respects from laws generally applicable to U.S. corporations and their shareholders.

The following descriptions are qualified in their entirety by reference to our memorandum of association and bye-laws.  The following summary is a description of the material terms of our share capital. The following summary also highlights material differences between Bermuda and Delaware corporate laws.

Share Capital

Our authorized share capital is $500,000 divided into 490,000,000 ordinary shares of par value $0.001 per share and 10,000,000 preference shares of par value $0.001 per share.

Pursuant to our bye-laws, subject to the requirements of the New York Stock Exchange (“NYSE”) and to any resolution of the shareholders to the contrary, our Board of Directors is authorized to issue any of our authorized but unissued ordinary shares. There are no limitations on the right of non-Bermudians or non-residents of Bermuda to hold or vote our shares.

Ordinary Shares

All of our issued and outstanding ordinary shares are fully paid.

In the event of our liquidation, dissolution or winding up, the holders of ordinary shares are entitled to share equally and ratably in our assets, if any, remaining after the payment of all of our debts and liabilities and subject to any preferential rights to payments owing to preference shareholders.

If we issue any preference shares, the rights, preferences and privileges of holders of ordinary shares will be subject to, and may be adversely affected by, the rights of the holders of our preference shares. See “—Preference Shares” below.

Voting

Holders of ordinary shares have no pre-emptive, redemption, conversion or sinking fund rights. Holders of ordinary shares are entitled to one vote per share on all matters submitted to a vote of holders of ordinary shares. Unless a different majority is required by law or by our bye-laws, resolutions to be approved by holders of ordinary shares require approval by a simple majority of votes cast at a meeting at which a quorum is present. Our bye-laws provide that no bye-law shall be rescinded, altered or amended, and no new bye-law shall be made, unless it is in accordance with the Companies Act and until it shall have been approved by a resolution of our Board of Directors and by a resolution of our shareholders holding a majority of the then-outstanding shares of the Company (or, where required, of a separate class or classes of shareholders).

Our bye-laws provide that no alteration to our memorandum of association shall be made, unless it is in accordance with the Companies Act and until it shall have been approved by a resolution of our Board of Directors and by a resolution of our shareholders holding a majority of the then- outstanding shares of the Company (or, where required, of a separate class or classes of shareholders). Holders of ordinary shares will vote together as a single class on all matters presented to the shareholders for their vote or approval, including the election of directors.

Any individual who is a shareholder of the Company and who is present at a meeting may vote in person, as may any corporate shareholder that is represented by a duly authorized representative at a meeting of shareholders. Our bye-laws also permit attendance at general meetings by proxy, provided the instrument appointing the proxy is in the form specified in the bye-laws or such other form as our Board of Directors may determine.

The Companies Act also provides that shareholders may take action by written resolution. Subject to the following, anything (except for the removal of an auditor before the expiration of the term of his or her office or director before the expiration of the term of his or her office) which may be done by resolution of the Company in general meeting or by resolution of a meeting of any class of the shareholders may, without a meeting, be done by resolution in writing signed by, or in the case of a shareholder that is a corporation whether or not a company within the meaning of the Companies Act, on behalf of, such number of shareholders who, at the date that the notice of resolution is given, represent not less than the minimum number of votes as would be required if the resolution was voted on at a meeting of shareholders at which all shareholders entitled to attend and vote were present and voting.

Dividends

Under our bye-laws, each ordinary share is entitled to dividends if, as and when dividends are declared by our Board of Directors, subject to any preferential dividend right of the holders of any preference shares.  Any determination to pay dividends in the future will be at the discretion of our Board of Directors and will depend upon our results of operations, financial condition, restrictions imposed by applicable law and our financing agreements and other factors that our Board of Directors deems relevant. Our debt agreements also impose restrictions on the ability of our subsidiaries to pay distributions to us and our ability to pay dividends to our shareholders.

We are a holding company and have no direct operations. As a result, we will depend upon distributions from our subsidiaries to pay any dividends.

Additionally, we are subject to Bermuda legal constraints that may affect our ability to pay dividends on our ordinary shares and make other payments. Under the Companies Act, we may declare or pay a dividend only if we have reasonable grounds for believing that we are, or would after the payment be, able to pay our liabilities as they become due and if the realizable value of our assets would thereby not be less than our liabilities.

Transfer Restrictions

Under Section 883 of the Internal Revenue Code of 1986, as amended (the “Code”) and the related regulations, a foreign corporation will be exempt from U.S. federal income taxation on its U.S.-source international shipping income if, among other requirements, one or more classes of its stock representing, in the aggregate, more than 50% of the combined voting power and value of all classes of its stock are “primarily and regularly traded on one or more established securities markets” in a qualified foreign country or in the United States (and certain exceptions do not apply), to which we refer as the “Publicly Traded Test.”

The regulations under Section 883 of the Code provide, in pertinent part, that a class of stock will not be considered to be “regularly traded” on an established securities market for any taxable year in which 50% or more of the outstanding shares of such class of stock are owned on more than half the days during the taxable year by persons who each own 5% or more of the outstanding shares of such class of stock, to which we refer as the “Five Percent Override Rule.” The “Five Percent Override Rule” will not apply if NCLH can substantiate that the number of NCLH’s ordinary shares owned for more than half of the number of days in the taxable year (1) directly or indirectly applying attribution rules, by its qualified shareholders, and (2) by its non-5% shareholders, is greater than 50% of its outstanding ordinary shares.

As of February 27, 2020, NCLH’s direct non-5% shareholders own more than 50% of its ordinary shares. Based on the foregoing, as of February 27, 2020, we believe that NCLH’s ordinary shares will be considered to be “regularly traded on an established securities market.”

Because we are relying on the substantial ownership by non-5% shareholders in order to satisfy the regularly traded test, there is the potential that if another shareholder becomes a 5% shareholder our qualification under the Publicly Traded Test could be jeopardized. If we were to fail to satisfy the Publicly Traded Test, we likely would become subject to U.S. income tax on income associated with our cruise operations in the United States.

Therefore, as a precautionary matter, we have provided protections in our bye-laws to reduce the risk of the Five Percent Override Rule applying. In this regard, our bye-laws provide that no one person or group of related persons, may own, or be deemed to own by virtue of the attribution provisions of the Code, more than 4.9% of our ordinary shares, whether measured by vote, value or number, unless such ownership is approved by our Board of Directors. In addition, any person or group of related persons that own 3% or more (or a lower percentage if required by the U.S. Treasury Regulations under the Code) of our ordinary shares will be required to meet certain notice requirements as provided for in our bye-laws. Our bye-laws generally restrict the transfer of any of our ordinary shares if such transfer would cause us to be subject to tax on our U.S. shipping income. In general, detailed attribution rules, that treat a shareholder as owning shares that are owned by another person, are applied in determining whether a person is a 5% shareholder. For purposes of the 4.9% limit, a “transfer” will include any sale, transfer, gift, assignment, devise or other disposition, whether voluntary or involuntary, whether of record, constructively or beneficially, and whether by operation of law or otherwise.

Our bye-laws provide that our Board of Directors may waive the 4.9% limit or transfer restrictions, in any specific instance. Our Board of Directors may also terminate the limit and transfer restrictions generally at any time for any reason. If a purported transfer or other event results in the ownership of ordinary shares by any shareholder in violation of the 4.9% limit, or causes us to be subject to U.S. income tax on shipping operations, such ordinary shares in excess of the 4.9% limit, or which would cause us to be subject to U.S. shipping income tax will automatically be designated as “excess shares” to the extent necessary to ensure that the purported transfer or other event does not result in ownership of ordinary shares in violation of the 4.9% limit or cause us to become subject to U.S. income tax on shipping operations, and any proposed transfer that would result in such an event would be void. Any purported transferee or other purported holder of excess shares will be required to give us written notice of a purported transfer or other event that would result in excess shares. The purported transferee or holders of such excess shares shall have no rights in such excess shares, other than a right to the payments described below.

Excess shares will not be treasury shares but rather will continue to be issued and outstanding ordinary shares. While outstanding, excess shares will be transferred to a trust. The trustee of such trust has been appointed by us and is independent of us and the purported holder of the excess shares. The beneficiary of such trust will be one or more charitable organizations that is a qualified shareholder selected by the trustee. The trustee is entitled to vote the excess shares on behalf of the beneficiary. If, after purported transfer or other event resulting in excess shares and prior to the discovery by us of such transfer or other event, dividends or distributions are paid with respect to such excess shares, such dividends or distributions will be immediately due and payable to the trustee for payment to the charitable beneficiary. All dividends received or other income declared by the trust will be paid to the charitable beneficiary. Upon our liquidation, dissolution or winding up, the purported transferee or other purported holder will receive a payment that reflects a price per share for such excess shares generally equal to the lesser of:

•	the amount per share of any distribution made upon such liquidation, dissolution or winding up, and

•

in the case of excess shares resulting from a purported transfer, the price per share paid in the transaction that created such excess shares, or, in the case of certain other events, the market price per share for the excess shares on the date of such event, or in the case of excess shares resulting from an event other than a purported transfer, the market price for the excess shares on the date of such event.

At the direction of our Board of Directors, the trustee will transfer the excess shares held in trust to a person or persons, including us, whose ownership of such excess shares will not violate the 4.9% limit or otherwise cause us to become subject to U.S. shipping income tax within 180 days after the later of the transfer or other event that resulted in such excess shares or we become aware of such transfer or event. If such a transfer is made, the interest of the charitable beneficiary will terminate, the designation of such shares as excess shares will cease and the purported holder of the excess shares will receive the payment described below. The purported transferee or holder of the excess shares will receive a payment that reflects a price per share for such excess shares equal to the lesser of:

•	the price per share received by the trustee, and

•

the price per share such purported transferee or holder paid in the purported transfer that resulted in the excess shares, or, if the purported transferee or holder did not give value for such excess shares, through a gift, devise or other event, a price per share equal to the market price on the date of the purported transfer or other event that resulted in the excess shares.

A purported transferee or holder of the excess shares will not be permitted to receive an amount that reflects any appreciation in the excess shares during the period that such excess shares were outstanding. Any amount received in excess of the amount permitted to be received by the purported transferee or holder of the excess shares must be turned over to the charitable beneficiary of the trust. If the foregoing restrictions are determined to be void or invalid by virtue of any legal decision, statute, rule or regulation, then the intended transferee or holder of any excess shares may be deemed, at our option, to have acted as an agent on our behalf in acquiring or holding such excess shares and to hold such excess shares on our behalf.

We have the right to purchase any excess shares held by the trust for a period of 90 days from the later of:

•	the date the transfer or other event resulting in excess shares has occurred, and
•	the date our Board of Directors determines in good faith that a transfer or other event resulting in excess shares has occurred.

The price per excess share to be paid by us will be equal to the lesser of:

•	the price per share paid in the transaction that created such excess shares, or, in the case of certain other events, the market price per share for the excess shares on the date of such event, or

•	the lowest market price for the excess shares at any time after their designation as excess shares and prior to the date we accept such offer.

These provisions in our bye-laws could have the effect of delaying, deferring or preventing a change in our control or other transaction in which our shareholders might receive a premium for their ordinary shares over the then-prevailing market price or which such holders might believe to be otherwise in their best interest. Our Board of Directors may determine, in its sole discretion, to terminate the 4.9% limit and the transfer restrictions of these provisions. While both the mandatory offer protection and 4.9% protection remain in place, no third party will be able to acquire control of the Company.

Listing

Our ordinary shares are listed on the NYSE under the symbol “NCLH.”

Preference Shares

Pursuant to our bye-laws, our Board of Directors by resolution may establish one or more series of preference shares having such number of shares, designations, dividend rates, relative voting rights, conversion or exchange rights, redemption rights, liquidation rights and other relative participation, optional or other special rights, qualifications, limitations or restrictions as may be fixed by our Board of Directors without any further shareholder approval. Such rights, preferences, powers and limitations as may be established could also have the effect of discouraging an attempt to obtain control of the Company. We currently have authorized 10,000,000 preference shares of par value $0.001 per share. No preference shares have been issued or outstanding as of February 27, 2020. We have no present plans to issue any preference shares.

Composition of Board of Directors; Election; Quorum

In accordance with our bye-laws, the number of directors comprising our Board of Directors will be as determined from time to time by resolution of our Board of Directors, provided, that there shall be at least seven but no more than eleven directors. Each director is to hold office until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal. At any meeting of our Board of Directors, our bye-laws will provide that a majority of the directors then in office will constitute a quorum for all purposes. Our Board of Directors is divided into three classes, each of whose members will serve for staggered three-year terms.

Transfer Agent and Registrar

The register of members is maintained at the registered office of the Company in Bermuda in accordance with Bermuda law, and a branch register is maintained in the United States by American Stock Transfer & Trust Company, LLC, who serves as branch registrar and transfer agent.

Certain Corporate Anti-Takeover Protections

Certain provisions in our bye-laws may be deemed to have an anti-takeover effect and may delay, deter or prevent a tender offer or takeover attempt that a shareholder might consider to be in its best interests, including attempts that might result in a premium being paid over the market price for the ordinary shares held by shareholders.

Preference Shares

Our Board of Directors has the authority to issue series of preference shares with such voting rights and other powers as our Board of Directors may determine, as described above.

Classified Board

Our Board of Directors is classified into three classes. Each Director will serve a three-year term and will stand for re-election once every three years.

Removal of Directors, Vacancies

Our shareholders will be able to remove directors with or without cause at an annual or special general meeting by the affirmative vote of a majority of votes cast (and in the event of an equality of votes the resolution shall fail). Vacancies on our Board of Directors may be filled only by a majority of our Board of Directors, except with respect to any vacancies filled by shareholders at a special general meeting at which a director is removed.

Advance Notice Requirements for Shareholder Proposals and Director Nominations

Our bye-laws provide that shareholders seeking to nominate candidates for election as directors or to bring business before an annual general meeting of shareholders must provide timely notice of their proposal in writing to the corporate secretary.

Generally, to be timely, a shareholder’s notice must be received at our principal executive offices not less than 90 days or more than 120 days prior to the first anniversary date of the previous year’s annual general meeting. Our bye-laws also specify requirements as to the form and content of a shareholder’s notice. These provisions may impede shareholders’ ability to bring matters before an annual general meeting of shareholders or make nominations for directors at an annual general meeting of shareholders.

Bermuda Law

We are an exempted company organized under the laws of Bermuda. The rights of our shareholders are governed by Bermuda law, our memorandum of association and our bye-laws. The laws of Bermuda differ in some material respects from laws generally applicable to U.S. corporations and their shareholders. The following is a summary of material provisions of Bermuda law and our organizational documents not discussed above.

Variation of Rights

If at any time we have more than one class of shares, the rights attaching to any class, unless otherwise provided for by the terms of issue of the relevant class, may be varied either: (i) with the consent in writing of the holders of at least two-thirds of the issued shares of that class; or (ii) with the sanction of a resolution passed by a majority of the votes cast at a general meeting of the relevant class of shareholders at which a quorum consisting of at least two persons holding or representing one-third of the issued shares of the relevant class is present. Our bye-laws specify that the creation or issue of shares ranking equally with existing shares will not, unless expressly provided by the terms of issue of existing shares, vary the rights attached to existing shares. In addition, the creation or issue of preference shares ranking prior to ordinary shares will not be deemed to vary the rights attached to ordinary shares or, subject to the terms of any other series of preference shares, to vary the rights attached to any other series of preference shares.

Rights in Liquidation

Under Bermuda law, in the event of a liquidation or winding-up of a company, after satisfaction in full of all claims and amounts due to creditors and subject to the preferential rights accorded to any series of preference shares and subject to any specific provisions of the Company’s bye-laws, the proceeds of the liquidation or winding-up are distributed pro rata among the holders of ordinary shares.

Meetings of Shareholders

Under Bermuda law, a company is required to convene at least one general meeting of shareholders each calendar year unless the shareholders specifically resolve to dispense with the holding of annual general meetings. Bermuda law provides that a special general meeting of shareholders may be called by the board of directors of a company and must be called upon the request of shareholders holding not less than 10% of the paid-up capital of the company carrying the right to vote at general meetings. Our bye-laws require that unless otherwise provided, shareholders be given not less than ten nor more than sixty days’ advance notice of a general meeting, but the accidental omission to give notice to any person does not invalidate the proceedings at a meeting. Our bye-laws provide that our Board of Directors may convene an annual general meeting or a special general meeting. This notice requirement is subject to the ability to hold such meetings on shorter notice if such notice is agreed: (i) in the case of an annual general meeting by all of the shareholders entitled to attend and vote at such meeting; or (ii) in the case of a special general meeting by a majority in number of the shareholders entitled to attend and vote at the meeting holding not less than 95% in nominal value of the shares entitled to vote at such meeting.

Our bye-laws provide that the presence in person or by proxy of two or more shareholders entitled to attend and vote and holding shares representing more than 50% of the combined voting power constitutes a quorum at any general meeting of shareholders.

Access to Books and Records and Dissemination of Information

Members of the general public have a right to inspect the public documents of a company available at the office of the Registrar of Companies in Bermuda. These documents include the company’s certificate of incorporation, its memorandum of association, including its objects and powers, certain alterations to the memorandum of association and its register of directors and officers. The shareholders have the additional right to inspect the bye-laws of the company, minutes of general meetings and the company’s audited financial statements, which must be presented at the annual general meeting. The register of members of a company is also open to inspection by shareholders and by members of the general public without charge. The register of members is required to be open for inspection for not less than two hours in any business day (subject to the ability of a company to close the register of members for not more than thirty days a year). A company is required to maintain its share register in Bermuda but may, subject to the provisions of the Companies Act, establish a branch register outside of Bermuda. We maintain a register of members at the registered office of the Company in Hamilton, Bermuda and a branch register in the United States by American Stock Transfer & Trust Company, LLC, who serves as branch registrar and transfer agent. A company is required to keep at its registered office a register of directors and officers that is open for inspection for not less than two hours in any business day by members of the public without charge. Bermuda law does not, however, provide a general right for shareholders to inspect or obtain copies of any other corporate records.

Board Actions

The bye-laws of the Company provide that its business is to be managed and conducted by our Board of Directors. At common law, members of a board of directors owe a fiduciary duty to the company to act in good faith in their dealings with or on behalf of the company and exercise their powers and fulfill the duties of their office honestly. This duty includes the following elements: (i) a duty to act in good faith in the best interests of the company; (ii) a duty not to make a personal profit from opportunities that arise from the office of a director; (iii) a duty to avoid conflicts of interest; and (iv) a duty to exercise powers for the purpose for which such powers were intended.

The Companies Act also imposes a duty on directors and officers of a Bermuda company to: (i) act honestly and in good faith with a view to the best interests of the company; and (ii) exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances.

Our bye-laws provide that to the fullest extent permitted by the Companies Act, a director shall not be liable to the Company or its shareholders for breach of fiduciary duty as a director. Our bye-laws also provide for indemnification of directors as described in “—Indemnification of Directors and Officers.”

There is no requirement in our bye-laws or Bermuda law that directors hold any of our shares. There is also no requirement in our bye-laws or Bermuda law that our directors must retire at a certain age.

The remuneration of our directors is determined by our Board of Directors. Our directors may also be paid all travel, hotel and other expenses properly incurred by them in connection with our business or their duties as directors.

Provided a director discloses a direct or indirect interest in any contract or arrangement with us as required by Bermuda law, such director is entitled to vote in respect of any such contract or arrangement in which he or she is interested unless he or she is disqualified from voting by the chairman of the relevant board meeting. A director (including the spouse or children of the director or any company of which such director, spouse or children own or control more than 20% of the capital or loan debt) cannot borrow from us (except loans made to directors who are bona fide employees or former employees pursuant to an employees’ share scheme), unless shareholders holding 90% of the total voting rights have consented to the loan.

Transfer of Shares

Our Board of Directors may in its absolute discretion and without assigning any reason refuse to register the transfer of a share if it is not fully paid. Our Board of Directors may also refuse to recognize an instrument of transfer of a share unless it is accompanied by the relevant share certificate and such other evidence of the transferor’s right to make the transfer as our Board of Directors shall reasonably require. Subject to these restrictions, and the 4.9% limit and related transfer restrictions described in “—Ordinary Shares—Transfer Restrictions,” a holder of ordinary shares may transfer the title to all or any of his ordinary shares by completing a form of transfer in the form set out in our bye-laws (or as near thereto as circumstances admit) or in such other ordinary form as our Board of Directors may accept. The instrument of transfer must be signed by the transferor and transferee, although in the case of a fully paid share our Board of Directors may accept the instrument signed only by the transferor. In this case, where the ordinary shares are listed, transfer of shares will be effected through the duly appointed transfer agent and the registrar of the Company.

Indemnification of Directors and Officers

Section 98 of the Companies Act provides generally that a Bermuda company may indemnify its directors, officers and auditors against any liability which by virtue of any rule of law would otherwise be imposed on them in respect of any negligence, default, breach of duty or breach of trust, except in cases where such liability arises from fraud or dishonesty of which such director, officer or auditor may be guilty in relation to the company. Section 98 further provides that a Bermuda company may indemnify its directors, officers and auditors against any liability incurred by them in defending any proceedings, whether civil or criminal, in which judgment is awarded in their favor or in which they are acquitted or granted relief by the Supreme Court of Bermuda pursuant to Section 281 of the Companies Act.

We have adopted provisions in our bye-laws that, subject to certain exemptions and conditions, require us to indemnify to the full extent permitted by the Companies Act in the event each person who is involved in legal proceedings by reason of the fact that person is or was a director, officer or resident representative of the Company, or is or was serving at the request of the Company as a director, officer, resident representative, employee or agent of another company or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan against all expense, liability and loss (including attorneys’ fees, judgments, fines, amounts paid or to be paid in settlement, and excise taxes or penalties arising under the Employee Retirement Income Security Act of 1974) incurred and suffered by the person in connection therewith. We are also required under our bye-laws to advance to such persons expenses incurred in defending a proceeding to which indemnification might apply, provided if the Companies Act requires, the recipient provides an undertaking agreeing to repay all such advanced amounts if it is ultimately determined that he is not entitled to be indemnified. In addition, the bye-laws specifically provide that the indemnification rights granted thereunder are non-exclusive.

In addition, we have entered into separate contractual indemnification arrangements with our directors. These arrangements provide for indemnification and the advancement of expenses to these directors in circumstances and subject to limitations substantially similar to those described above. Section 98A of the Companies Act and our bye-laws permit us to purchase and maintain insurance for the benefit of any officer or director in respect of any loss or liability attaching to him in respect of any negligence, default, breach of duty or breach of trust, whether or not we may otherwise indemnify such officer or director.

Amendment of Memorandum of Association and Bye-Laws

Bermuda law provides that the memorandum of association of a company may be amended by a resolution passed at a general meeting of shareholders of which due notice has been given. Bermuda law requires that the bye-laws may be rescinded, altered or amended only if approved by a resolution of our shareholders and directors. Our bye-laws provide for amendment of our memorandum of association and bye-laws as described above in “—Ordinary Shares—Voting.”

Under Bermuda law, the holders of an aggregate of not less than 20% in par value of a company’s issued share capital or any class thereof have the right to apply to the Supreme Court of Bermuda for an annulment of any amendment of the memorandum of association adopted by shareholders at any general meeting, other than an amendment which alters or reduces a company’s share capital as provided in the Companies Act. Where such an application is made, the amendment becomes effective only to the extent that it is confirmed by the Bermuda court. An application for an annulment of an amendment of the memorandum of association must be made within 21 days after the date on which the resolution altering the company’s memorandum of association is passed and may be made on behalf of the persons entitled to make the application by one or more of their number as they may appoint in writing for the purpose. No application may be made by shareholders voting in favor of the amendment.

Amalgamations, Mergers and Appraisal Rights

A Bermuda exempted company may amalgamate or merge with another Bermuda exempted company or a company incorporated outside Bermuda in accordance with the provisions of the Companies Act.

Under Bermuda law, in the event of an amalgamation or merger of a Bermuda company with another company, a shareholder of the Bermuda company who did not vote in favor of the amalgamation or merger and who is not satisfied that fair value has been offered for his or her shares in the Bermuda company may within one month of notice of the shareholders meeting, apply to the Supreme Court of Bermuda to appraise the fair value of his or her shares. Under Bermuda law, the amalgamation or merger of the Company with another company or corporation (other than certain affiliated companies) requires an amalgamation agreement or merger agreement to first be approved and then recommended by our Board of Directors and by resolution of our shareholders.

Shareholder Suits

Class actions and derivative actions are generally not available to shareholders under Bermuda law. The Bermuda courts, however, would ordinarily be expected to permit a shareholder to commence an action in the name of a company to remedy a wrong done to the company where the act complained of is alleged to be beyond the corporate power of the company or is illegal or would result in violation of the company’s memorandum of association or bye-laws. Furthermore, consideration would be given by a Bermuda court to acts that are alleged to constitute a fraud against the minority shareholders or, for instance, where an act requires the approval of a greater percentage of the company’s shareholders than that which actually approved it.

When the affairs of a company are being conducted in a manner which is oppressive or prejudicial to the interests of some part of the shareholders, one or more shareholders may apply to the Supreme Court of Bermuda which may make such order as it sees fit, including an order regulating the conduct of the company’s affairs in the future or ordering the purchase of the shares of any shareholder, by other shareholders or by the company.

Discontinuance

Under Bermuda law, an exempted company may be discontinued and be continued in a jurisdiction outside Bermuda as if it had been incorporated under the laws of that other jurisdiction. Our bye-laws provide that our Board of Directors may exercise all our power to discontinue to another jurisdiction without the need of any shareholder approval.

Takeovers/Compulsory Acquisition of Shares Held by Minority Holders

An acquiring party is generally able to acquire compulsorily the ordinary shares of minority holders in the following ways:

•

If the acquiring party is a company it may compulsorily acquire all the shares of the target company by acquiring, pursuant to a tender offer, 90% of the shares or class of shares not already owned by, or by a nominee for, the acquiring party (the offeror), or any of its subsidiaries. If an offeror has, within four months after the making of an offer for all the shares or class of shares not owned by, or by a nominee for, the offeror, or any of its subsidiaries, obtained the approval of the holders of 90% or more of all the shares to which the offer relates, the offeror may, at any time within two months beginning with the date on which the approval was obtained, require, by notice, any nontendering shareholder to transfer its shares on the same terms as the original offer. In those circumstances, nontendering shareholders will be compelled to sell their shares unless the Supreme Court of Bermuda (on application made within a one-month period from the date of the offeror’s notice of its intention to acquire such shares) orders otherwise.

•

By a procedure under the Companies Act known as a “scheme of arrangement”. A scheme of arrangement could be effected by obtaining the agreement of the Company and of holders of ordinary shares, representing in the aggregate a majority in number and at least 75% in value of the ordinary shareholders present and voting at a court ordered meeting held to consider the scheme of arrangement. The scheme of arrangement must then be sanctioned by the Bermuda Supreme Court. If a scheme of arrangement receives all necessary agreements and sanctions, upon the filing of the court order with the Registrar of Companies in Bermuda, all holders of ordinary shares could be compelled to sell their shares under the terms of the scheme of arrangement.

•

Where one or more parties holds not less than 95% of the shares or a class of shares of a company such holder(s) may, pursuant to a notice given to the remaining shareholders or class of shareholders, acquire the shares of such remaining shareholders or class of shareholders. When this notice is given, the acquiring party is entitled and bound to acquire the shares of the remaining shareholders on the terms set out in the notice, unless a remaining shareholder, within one month of receiving such notice, applies to the Supreme Court of Bermuda for an appraisal of the value of their shares. This provision only applies where the acquiring party offers the same terms to all holders of shares whose shares are being acquired.

Material Bermuda Tax Considerations

At the present time, there is no Bermuda income or profits tax, withholding tax, capital gains tax, capital transfer tax, estate duty or inheritance tax payable by our shareholders in respect of our shares. We have obtained an assurance from the Minister of Finance of Bermuda under the Exempted Undertakings Tax Protection Act 1966 that, in the event that any legislation is enacted in Bermuda imposing any tax computed on profits or income, or computed on any capital asset, gain or appreciation or any tax in the nature of estate duty or inheritance tax, such tax shall not, until March 31, 2035, be applicable to us or to any of our operations or to our shares, debentures or other obligations except insofar as such tax applies to persons ordinarily resident in Bermuda or to any taxes payable by us in respect of real property owned or leased by us in Bermuda. We pay annual Bermuda government fees.

Delaware Law

The terms of share capital of corporations incorporated in the United States, including Delaware, differ from corporations incorporated in Bermuda. The following discussion highlights material differences of the rights of a shareholder of a Delaware corporation compared with the rights of our shareholders under Bermuda law, as outlined above.

Under Delaware law, a corporation may indemnify its director or officer (other than in action by or in the right of the companies) against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in defense of an action, suit or proceeding by reason of such position if such director or officer (i) acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and (ii) with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Delaware law provides that a majority of the shares entitled to vote, present in person or represented by proxy, constitutes a quorum at a meeting of shareholders. In matters other than the election of directors, with the exception of special voting requirements related to extraordinary transactions, the affirmative vote of a majority of shares present in person or represented by proxy at the meeting and entitled to vote is required for shareholder action, and the affirmative vote of a plurality of shares is required for the election of directors. With certain exceptions, a merger, consolidation or sale of all or substantially all the assets of a corporation must be approved by the board of directors and a majority of the outstanding shares entitled to vote thereon. Under Delaware law, a shareholder of a corporation participating in certain major corporate transactions may, under certain circumstances, be entitled to appraisal rights pursuant to which such shareholder may receive cash in the amount of the fair value of the shares held by such shareholder (as determined by a court) in lieu of the consideration such shareholder would otherwise receive in the transaction.

Under Delaware law, subject to any restrictions contained in the company’s certificate of incorporation, a company may pay dividends out of surplus or, if there is no surplus, out of net profits for the fiscal year in which the dividend is declared and for the preceding fiscal year. Delaware law also provides that dividends may not be paid out of net profits if, after the payment of the dividend, capital is less than the capital represented by the outstanding shares of all classes having a preference upon the distribution of assets.

Under Delaware law, the business and affairs of a corporation are managed by or under the direction of its board of directors. In exercising their powers, directors are charged with a fiduciary duty of care to protect the interests of the corporation and a fiduciary duty of loyalty to act in the best interests of its shareholders.

Delaware law permits any shareholder to inspect or obtain copies of a corporation’s shareholder list and its other books and records for any purpose reasonably related to such person’s interest as a shareholder.

Class actions and derivative actions generally are available to shareholders under Delaware law for, among other things, breach of fiduciary duty, corporate waste and actions not taken in accordance with applicable law, and the court generally has discretion in such actions to permit the winning party to recover attorneys’ fees.